KPMG
         750 B Street
         San Diego, CA 92101

                                                                  Exhibit 16


Securities and Exchange Commission
Washington, D.C. 20549

September 21, 1999


Ladies and Gentlemen:

We were previously principal accountants for Esquire Communications Ltd. and under the date of March 26, 1999, except as to the second, third and fifth paragraphs of Note 5(A), which are as of April 14, 1999, we reported on the consolidated financial statements of Esquire Communications Ltd. and subsidiaries as of and for the years ended December 31, 1998 and 1997. On September 16, 1999, our appointment as principal accountants was terminated. We have read Esquire Communications Ltd.'s statements included under Item 4 of its Form 8-K dated September 16, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Esquire Communications Ltd.'s statement that the change was approved by the board of directors and the audit committee.

Very truly yours,


KPMG LLP